Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Trustees
Monetta Fund, Inc. and Monetta Trust:

We consent to the use of our report, which is incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
April 29, 2011